UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2020

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 26, 2020, the Board of Directors (the “Board”) of Cognex Corporation (the “Company”) approved a restructuring plan intended to reduce the Company’s operating costs, optimize its business model and address the impact of the COVID-19 pandemic. The restructuring plan includes a global reduction in force of approximately 190 employees and office closures. On May 28, 2020, the Company issued a news release announcing the restructuring plan, which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

The Company estimates that the total restructuring charge will be approximately $20 million. It is anticipated that the restructuring plan will be substantially complete by June 30, 2020 and a substantial portion of the charge will be reflected in the Company’s second quarter results. The restructuring charge will consist primarily of one-time termination benefits (including severance), contract termination costs and other associated costs. The Company expects to provide further detail, including associated cash expenditures, in its upcoming Quarterly Report on Form 10-Q once it has finalized its second quarter financial statements.

The actions described above, together with actions already taken to reduce the Company's overall costs, were designed to generate an aggregate annualized cost savings of approximately $25 million versus the Company’s original planned cost structure. The Company does not believe these cost-saving measures will impair the Company’s ability to conduct the Company’s key business functions.

The restructuring charge described above, as well as the Company’s anticipated savings, are preliminary estimates and actual amounts may be materially different from these estimates. There is no guarantee that the Company will achieve the cost savings that it expects. The Company may also incur additional charges or future cash expenditures not currently contemplated due to events that may occur as a result of, or that are associated with, the Company’s restructuring plan or related activities to address the impact of the COVID-19 pandemic on the Company’s business.

Item 2.06	Material Impairments.

Also in response to the impact of the COVID-19 pandemic, and in connection with the restructuring plan addressed in Item 2.05 above, the Company is performing an impairment analysis of its long-lived assets, including acquired intangible assets. In addition, the Company is reviewing the value of its inventory for excess and obsolete exposures as a result of lower demand levels. As of May 26, 2020, the Company expects to record a non-cash charge during the second quarter in the range of $15 million to $30 million, including the anticipated impairment charge and inventory write down.

The non-cash charge described above is a preliminary estimate and the actual amount may be materially different from this estimate.  Given that many of the activities associated with this charge will not be complete until the Company finalizes its second quarter financial statements, the Company cannot reasonably give a further breakdown of this charge as of the date of this Current Report on Form 8-K.  The Company expects to provide further detail in its upcoming Quarterly Report on Form 10-Q.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In light of the Company’s restructuring plan referenced above and the Company’s commitment to reducing costs during this period of uncertainty created by the COVID-19 pandemic, Mr. Robert Willett, President and Chief Executive Officer, Dr. Robert Shillman, Chairman of the Board and Chief Culture Officer, and Mr. Patrick Alias, Director and Senior Vice President, will be taking a temporary reduction in base salary through December 31, 2020.  Specifically, each of Mr. Willett and Dr. Shillman will forego all but that portion of base salary necessary to fund, on an after-tax basis, contributions to continue to participate in the Company’s health benefits plan and 401(k) retirement plan. Mr. Alias will forgo approximately 50% of his base salary.

In addition, the base salary of each of Mr. Paul Todgham, Senior Vice President and Chief Financial Officer, and Ms. Sheila DiPalma, Senior Vice President of Employee Services, will be temporarily reduced by 20% until September 28, 2020.  Mr. Todgham and Ms. DiPalma may utilize paid time off to reduce the effects of this reduction.

Finally, each independent member of the Company’s Board of Directors will temporarily forego all cash compensation through December 31, 2020, including meeting fees and committee chair fees.

All of the above reductions in pay will become effective in June 2020 and are generally not intended to reduce any other benefits.

Item 9.01	Financial Statements and Exhibits

(d)              Exhibits

Exhibit No.	Description

99.1	News release, dated May 28, 2020, by Cognex Corporation (filed herewith)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: May 28, 2020	By: /s/ Paul D. Todgham
Paul D. Todgham
Senior Vice President and Chief Financial Officer